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                                   EXHIBIT (c)(4)

                              CONFIDENTIALITY AGREEMENT

  This Confidentiality Agreement, made and entered into this   day of July,
1996, by and between PHONETEL TECHNOLOGIES, INC., 1127 Euclid Avenue,
650 Statler Office Tower, Cleveland, Ohio 44115, and COMMUNICATIONS CENTRAL INC., 1250 Northmeadow Parkway, Suite 113, Rosewell, Georgia 30076, collectively referred to hereafter as the "parties", singularly as a "party."

                                       RECITALS

  The parties intend to commence discussions and exchange certain documents and information in connection with a potential business relationship. The information given one to the other will, for the most part, be confidential trade secrets and contain items not publicly available.

  The parties desire to protect the confidentiality of certain information that may be disclosed.

  NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained and other good and valuable consideration acknowledged to have been received, it is agreed:

1. Definitions. For purposes of this Agreement, the following definitions shall apply:

   (a) The parties hereto shall include all their parent companies, divisions, subsidiaries and affiliates.

   (b) "Confidential Information" shall mean any information of a confidential and/or proprietary nature, including but not limited to, information relating to the current or proposed business plans of the parties hereto and financial information related thereto, except for that information specified in Section 7 below entitled "Exceptions." Confidential Information, when disclosed in writing, machine-readable, or other tangible form by one party to the other party, shall be clearly marked as such. Such information, when disclosed orally by one part to the other, shall be considered Confidential Information, provided that within ten (10) working days of such disclosure the disclosing party provides the other party a written summary of those matters designated as Confidential Information.




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2. Use of Confidential Information. During the course of the discussions between the parties, they may disclose certain Confidential Information, either by verbal or written communications. These disclosures will be made upon the basis of the confidential relationship between the companies and upon their agreement that, unless specifically authorized in writing by the other, they will:

   (a) use such Confidential Information solely for the purpose of evaluating the proposed business relationship between themselves; and

   (b) promptly return to each other, upon request, any and all tangible material concerning such Confidential Information including all copies and notes, whether such material was made, compiled by or furnished by either party.

3. Nondisclosure. Each party agrees to receive and hold the Confidential Information of the other party in strict confidence. Each party agrees that it will treat such Confidential Information in the same manner as it treats like information of its own that it does not wish to disclose to the public, but, in all events, it shall use a reasonable degree of care. To that end, neither party will make a copy of any Confidential Information of the other party that is in documented form except for use by employees with a need to know.

Each party further agrees not to distribute, disclose or discriminate the Confidential Information in any way to anyone, except its employees who have such need to know, nor use the Confidential Information for its own benefit or the benefit of others, except as authorized in writing by the other party, in any form whatever. Each party agrees that its disclosure of Confidential Information to its employees who have such a need to know shall be limited to only so much of such Confidential Information as is necessary for that employee to perform his/her function.

No Confidential Information may be disclosed by the receiving party to any third party unless the disclosing party is notified in writing, and the disclosing party executes a Non-Disclosure Agreement with the third party and the disclosing party provides written approval to the receiving party that such Confidential Information may be disclosed to the third party.

4. Covenant Not to Trade. Each party acknowledges that certain securities of each party are registered with the Securities and Exchange Commission and are publicly traded, and that purchase or sale of such securities, based upon material non-public information, including the Confidential Information, may be deemed to violate the Federal securities laws, among other things. Both parties covenant and agree, therefore, not to purchase or sell securities of each other based on the Confidential Information, until the Confidential Information is made publicly available by either party or otherwise becomes publicly available.


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5. No License. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information disclosed to the receiving party.

6. No Obligations. The furnishing of Confidential Information hereunder shall not obligate either party to enter into any further agreement or negotiation with the other or to refrain from entering into an agreement or negotiation with any other entity.

7. Exceptions. The obligations imposed upon either party herein shall not apply to Confidential Information:

   (a) which is already in the public domain at the time the disclosing party communicates it to the receiving party or which becomes available to the public through no wrongful act of the receiving party; or

   (b) which may be published prior to the date hereof, or

   (c) which is already in the possession of the receiving party and not subject to an existing agreement of confidence prior to receipt from the disclosing party; or

   (d) which is received from a third party without restriction and without breach of this Agreement; or

   (e) which is disclosed pursuant to a requirement or request of a government agency or a court of competent jurisdiction, provided however, that the receiving party shall notify the disclosing party of such legal requirement prior to making the required disclosure and that the receiving party shall use its reasonable efforts to obtain protective arrangements for the requested Confidential Information; or

   (f) which is developed by the receiving party, independently of and without reference to any Confidential Information of the disclosing party or any other information that the disclosing party has disclosed in confidence to any third party; or

   (g) which is disclosed by the receiving party to a third party with the express prior written permission of the disclosing party.

Notwithstanding the above, all materials, including without limitation, documents, writings, designs, drawings and specifications, furnished and that are designated as proprietary information shall remain the sole property of the disclosing party and shall be returned promptly to the disclosing party at its request with all copies made thereof.


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8. Termination of Obligation. The obligation to protect the Confidential
   Information received hereafter shall continue for eighteen (18) months following provision of the information, unless a specific request is mutually agreed upon in writing to maintain the information on a confidential basis for a different period of time.

9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any prior or contemporaneous oral or written representations with regard to the subject matter hereof. This Agreement may not be modified except by a writing signed by both parties.

10. Damages for Breach. The parties acknowledge that, in the event of a threatened or actual breach of this Agreement, monetary damages may be difficult to ascertain or inappropriate. Accordingly, a party shall be entitled to injunctive relief in the event of a threatened or actual breach of this Agreement.

11. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Georgia.

12. Binding Authority. The parties acknowledge and verify that the persons signing below are duly authorized to execute this Agreement and act on behalf of the parties and to bind them to the specific terms noted above.

                                   PHONETEL TECHNOLOGIES, INC.


Date:  July 25, 1996               By:  /s/ Tammy L. Martin
                                        ----------------------------------
                                        Tammy L. Martin
                                        Chief Administrative Officer
                                        Executive Vice President


                                   COMMUNICATIONS CENTRAL INC.


Date:  July 25, 1996               By:  /s/ C. D. McKeever
                                        ----------------------------------
                                        C. Douglas McKeever
                                        Vice President, Finance







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